Exhibit 99.1

Autonomix Enters into Definitive Agreement to License Intellectual Property for FDA-Cleared Ablation Technology from RF Innovations, Inc.

RF Innovations’ Apex 6 Generator aligns with specifications required for Autonomix’s ablation system and facilitates ongoing development

Transaction further reinforces Autonomix’s FDA regulatory pathway

THE WOODLANDS, TX — July 15, 2024 – Autonomix Medical, Inc. (NASDAQ: AMIX) (“Autonomix” or the “Company”), a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated, today announced it has entered into a definitive agreement with RF Innovations, Inc., a privately held medical technology company, to license the intellectual property to its Apex 6 Radiofrequency Generator. The Apex 6 Generator is an FDA-cleared ablation technology designed to lesion neural tissue for pain management in the peripheral nervous system. The transaction is expected to close before the end of July 2024.

The transaction, for 250,000 shares of common stock, grants Autonomix a perpetual non-exclusive worldwide and royalty-free license of the Apex 6 Generator intellectual property. Autonomix plans to utilize the technology in its strategic therapeutic areas to drive value across its pipeline.

“This transaction represents a significant step forward for the development and commercialization of our innovative technology platform and can potentially simplify our regulatory strategy, as the Apex 6 Generator is already FDA-cleared in pain management,” commented Brad Hauser, President and Chief Executive Officer of Autonomix. “I would like to commend our team for their hard work in identifying and validating this compatible radio frequency ablation generator that will be used in conjunction with our novel sensing device. Additionally, the team from RF Innovations is deeply experienced in the development and manufacturing of radio frequency generators and their assistance will be invaluable as we move our system forward towards commercialization. Together, we can work to adapt the technology for our specific use case and accelerate our journey to revolutionize how diseases involving the nervous system are diagnosed and treated.”

To facilitate equipment development, activities will begin immediately with RF Innovations manufacturing partner who will be incorporated into Autonomix’s manufacturing supply chain.

Autonomix is initially developing its technology to address pancreatic cancer-related pain, with plans for follow-on indications pending the results of the initial data. Current approaches, primarily relying on opioids or invasive ethanol injections, can provide only limited relief and may lead to risky side effects. For more information about the Company’s technology, please visit autonomix.com.

About Autonomix Medical, Inc.

Autonomix is a medical device company focused on advancing innovative technologies to revolutionize how diseases involving the nervous system are diagnosed and treated. The Company’s first-in-class technology platform includes a catheter-based microchip sensing array that has the ability to detect and differentiate neural signals with approximately 3,000 times greater sensitivity than currently available technologies. We believe this will enable, for the first time ever, transvascular diagnosis and treatment of diseases involving the peripheral nervous system virtually anywhere in the body.

We are initially developing technology for the treatment of pain, with initial trials focused on pancreatic cancer, a condition that causes debilitating pain and is without an effective solution. Our technology constitutes a platform to address dozens of indications, including cardiology, hypertension and chronic pain management, across a wide disease spectrum. Our technology is investigational and has not yet been cleared for marketing in the United States.

For more information, visit autonomix.com and connect with the Company on X, LinkedIn, Instagram and Facebook.

Forward Looking Statements

Some of the statements in this release are “forward-looking statements,” which involve risks and uncertainties. Forward looking statements in this press release include, without limitation, the timing of the closing of the license transaction and ability of Autonomix to adapt the licensed technology for its specific use case. Such forward-looking statements can be identified by the use of words such as “should,” “might,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” “can,” and “proposes.”

Although Autonomix believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in the Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on May 31, 2024. Forward-looking statements speak only as of the date of the document in which they are contained and Autonomix does not undertake any duty to update any forward-looking statements except as may be required by law.

Investor and Media Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

autonomix@jtcir.com